UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2022

Ollie's Bargain Outlet Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37501	80-0848819
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.

6295 Allentown Boulevard Suite 1 Harrisburg, Pennsylvania	17112
(Address of Principal Executive Offices)	(Zip Code)

(717) 657-2300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	OLLI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2022, a subsidiary of Ollie’s Bargain Outlet Holdings, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Lawrence Kraus, the Company’s current Vice President, Chief Information Officer. Under the terms of the employment agreement, Mr. Kraus is entitled to a base salary of at least $275,000. Mr. Kraus is eligible to receive an annual cash performance bonus based on the Company’s ability to achieve certain Company EBITDA (as defined in the Employment Agreement) targets each year.  If Company EBITDA is equal to or greater than a maximum for any given year, the bonus is 80% of his base salary; if Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 40% of his base salary; and if Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Kraus will not be entitled to a bonus for that year.

Either the Company or Mr. Kraus may terminate the Employment Agreement at any time upon written notice as specified in the Employment Agreement and outlined below.  The Company may terminate Mr. Kraus’s employment immediately by written notice for “cause”, death or “disability” and with 30 days’ prior written notice without “cause”.  Mr. Kraus may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason”.  Such terms are defined in the Employment Agreement.

If the Company terminates Mr. Kraus for cause or due to his disability or death, or if Mr. Kraus resigns without good reason, the Company must pay him, in lieu of any other payments or benefits, any base salary earned by not paid through the termination date.

If the Company terminates Mr. Kraus without “cause” or if Mr. Kraus resigns for “good reason”, the Company shall continue to pay Mr. Kraus his base salary for a period of twelve (12) months after the termination date until the earlier of such 12-month period and the date he has commenced new employment; conditioned upon Mr. Kraus’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Kraus’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

The Employment Agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Kraus’s employment and extend for one year thereafter (six months thereafter with respect to proprietary rights).

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this report:
EXHIBIT INDEX
Exhibit No.	Description
10.1	Employment Agreement, dated August 18, 2022, by and between Ollie’s Bargain Outlet, Inc. and Lawrence Kraus.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

Date: August 22, 2022	By:	/s/ James Comitale
Name: James Comitale
Title: Senior Vice President and General Counsel